                                                                      Exhibit 11
Earnings Per Share Computation

                                                                 THREE MONTHS ENDED
                                                                       MARCH 31,
                                                    ------------------------------------------------
                                                               2002                2001
                                                           --------------     ---------------
Numerator:
  Net income/(loss)                                            $ (1,252)            $  3,848

Denominator:
  Denominator for basic earnings per share --
weighted average shares outstanding                               14,375              11,645

Dilutive common stock equivalents:
   Stock options                                                     909                  17
   Bonus shares - Company match                                       36                  27
                                                           --------------     ---------------

Denominator for diluted earnings per share                        15,320              11,689
                                                           ==============     ===============

Basic earnings per share                                       $  (0.09)            $   0.33
                                                           ==============     ===============

Diluted earnings per share                                     $  (0.08)            $   0.33
                                                           ==============     ===============


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